Contacts:    Paul Vetter            Peter Gove            Steve Wilson
             Investor Relations     Media Relations       V.P. Finance & CFO
             (612) 481-7791         (612) 481-7790        (612) 481-7542

                   ST. JUDE MEDICAL COMPLETES VENTRITEX MERGER

St. Paul, MN, May 15, 1997 -- St. Jude Medical, Inc. (NYSE:STJ) announced today it has completed the merger of Ventritex, Inc. (NASDAQ:VNTX) into its Pacesetter subsidiary. Under the terms of the merger, Ventritex stockholders will exchange their shares of common stock for approximately 10.4 million shares of St. Jude Medical common stock at an exchange ratio of .5 share of St. Jude Medical common stock for each share of Ventritex common stock. Ventritex, of Sunnyvale, California, is a leading global manufacturer of implantable cardioverter defibrillator (ICD) systems.

St. Jude Medical now offers a broad range of products and services, including Ventritex ICDs, for the treatment of all types of heart arrhythmias to its global cardiac rhythm management customers. Cardiac rhythm management is one of the largest and fastest growing medical technology markets. St. Jude Medical has assembled in less than three years one of the largest cardiac rhythm management businesses in the world.

Commenting on the completion of the Ventritex merger, Ronald A. Matricaria, Chairman, President and CEO of St. Jude Medical, Inc., said, "The long-awaited completion of the Ventritex merger is the capstone of a strategy we have implemented since 1994 to assemble a leadership position in cardiac rhythm management. Ventritex is a leader in ICD therapy and brings to our Cardiac Rhythm Management Division extensive technology, experienced management and customer relationships. We welcome the customers, employees and stockholders of Ventritex to St. Jude Medical.

"There could not be a better time for St. Jude Medical to enter the ICD market. The therapy is proven and demand for these life-saving, sophisticated devices is very strong, in part because of the results of two recent clinical studies that confirmed the efficacy of ICDs. Ventritex is a significant participant in the worldwide ventricular tachycardia and ventricular fibrillation (VT/VF) market, and its products are highly regarded by electrophysiologists. The combination of Pacesetter, Daig, Telectronics and Ventritex positions St. Jude Medical's Cardiac Rhythm Management Division for leadership in the treatment of heart arrhythmias. This division will be a significant contributor to the Company's growth this year and in the years to come," Matricaria added.

St. Jude Medical, Inc. develops, manufactures and distributes medical devices for the global cardiovascular market. The Company serves patients and its physician customers worldwide with the highest quality products and services including heart valves, cardiac rhythm management systems, specialty catheters and other cardiovascular devices.